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                                                                     Exhibit 8.1



                                                   April 14, 1999


BT Financial Corporation
BT Financial Plaza
551 Main Street
Johnstown, PA 15901

                                Merger Agreement
                                ----------------
                         Dated as of February 23, 1999
                         -----------------------------
                  By and Between BT Financial Corporation and
                  -------------------------------------------
                      First Philson Financial Corporation,
                      ------------------------------------

Ladies and Gentlemen:

          We have acted as counsel for BT Financial Corporation in connection with the proposed merger (the "Merger") of First Philson Financial Corporation, a Delaware corporation ("First Philson") with and into BT Financial Corporation, a Pennsylvania corporation, ("BT Financial") pursuant to an Agreement and Plan of Reorganization dated as of February 23, 1999, (the "Merger Agreement") by and between BT Financial and First Philson under which each issued and outstanding share of First Philson common stock, par value $2.50 per share (the "First Philson Common Stock") will be converted into the right to receive common stock of BT Financial (the "BT Financial Common Stock").

          In that connection, you have requested our opinion regarding the taxability of the BT Financial Common Stock received by the holders of First Philson Common Stock (in the aggregate the "Sellers") as a result of the Merger. In providing our opinion, we have examined the Merger Agreement and the Proxy Statement/Prospectus contained in the Registration Statement dated April 14, 1999 and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that
(i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement are true, correct and complete and will continue to be true, correct and complete at all times up to and including the closing date of the Merger (the "Closing Date"), (iii) the representations made to us by the BT Financial and First Philson in their respective letters to us each dated the date hereof, and delivered to us for purposes of this opinion are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Closing Date (such letters, the "Representation Letters"),
(iv) BT Financial and First Philson will complete all actions as represented in the Representation Letters that are to be completed after the Closing Date, and
(iv) any representations made in the Representation Letters, the Merger Agreement, and the Proxy Statement/Prospectus "to the best knowledge of" or similarly qualified are correct, and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

          Based upon the foregoing, in our opinion, for U.S. Federal income tax purposes,

          (a) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          (b) First Philson and BT Financial will each be a party to the reorganization as defined in
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Section 368(c) of the Code;

          (c) neither First Philson nor BT Financial will recognize gain or loss because of the Merger;

          (d) Sellers will not recognize gain or loss on the exchange of the First Philson Common Stock for the BT Financial Common Stock pursuant to the Merger.

          With respect to cash received for fractional shares, it is our opinion the difference between the cash received and the portion of the tax basis in the shares of the First Philson Common Stock surrendered that is allocable to the fractional shares will be capital gain or loss, assuming the First Philson Common Stock is held as a capital asset, as defined by Section 1221 of the Code by the Seller.

          The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have obtained, the statements contained in the Representation Letters, and the assumptions referred to above, all of which we have assumed will be true, correct and complete (without regard to any "to the best knowledge of" or similar qualification) as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the Representation Letters, or the assumptions referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

          This opinion is being furnished to you for use in connection with the Form S-4 filed by BT Financial in connection with the Merger (the "Form S-4"). We consent to the filing of this opinion as an exhibit to the Form S-4. We also consent to the references to Pepper Hamilton LLP under the headings "Certain Material Federal Tax Consequences" and "Opinion of Pepper Hamilton as to certain tax matters" which is filed as Exhibit 8.1, in the proxy statement/prospectus forming a part of the Form S-4.

                              Very truly yours,

                              /s/ Pepper Hamilton LLP